AMENDMENT
                                       TO
                                     AMENDED
                                LASER STORM, INC.
                              STOCK INCENTIVE PLAN

     1. General. On August 15, 1996, amendments to Rule 16b-3 promulgated by the United States Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, became effective. As a result of such amendments, the Board of Directors of Laser Storm, Inc. ("Company") adopted an amendment to the Amended Stock Incentive Plan (the "Plan") of the Company. The purpose of this document is to set forth such amendment to the Plan.

     2. Amendment to Plan.  Effective  August 15, 1996,  the first  paragraph of
Section 4 of the Plan is amended so that the first paragraph of Section 4 of the Plan shall read in its entirety as follows:

                  "4. Administration of the Plan. The Plan shall be administered by the Board of Directors or the Compensation Committee selected by the Board of Directors of the Company, or by any other committee selected by the Board of Directors by majority vote and composed of no fewer than two (2) members of such Board of Directors (the "Committee")."

     Except as set forth above, the Plan is in full force and effect without any amendments.

                                           LASER STORM, INC.



Dated:  August 15, 1996                    By /s/ William R. Bauerle
                                              -------------------------------
                                              William R. Bauerle, President